Pacific Life & Annuity Company 700 Newport Center Drive Newport Beach, CA 92660 (800) 748-6907

STEPPED-UP DEATH BENEFIT II RIDER

Pacific Life & Annuity Company, a stock life insurance company, has issued this Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

You have elected the Stepped-up Death Benefit Rider II (“SDBR”). The annual charge for expenses related to the SDBR is shown in the Contract Specifications. This charge will be assessed daily against assets held in your Variable Investment Options(s) and is guaranteed not to increase.

RIDER SPECIFICATIONS

Rider Effective Date: [The Contract Date as shown in the Contract Specifications]

Maximum Age: [75]

Annual Charge Percentage: [0.20%]

This SDBR may be elected only at the Contract Date and will remain in effect until the earlier of

(a)	a full withdrawal of the amount available for withdrawal under the Contract;
(b)

when death benefit proceeds become payable under the Contract, unless the spouse of the deceased Owner continues the Contract in accordance with the Death of Owner Distribution Rules provision of the Contract;

(c)	any termination of the Contract in accordance with the provisions of the Contract; or
(d)	the Annuity Date.

This SDBR may only be elected if the Age of each Owner and Annuitant is less than or equal to the Maximum Age shown in the Rider Specifications on the Contract Date.

A provision entitled Guaranteed Minimum Death Benefit (“GMDB”) Amount is added after the Death Benefit Amount provision of the DEATH BENEFIT section of your Contract as follows:

Guaranteed Minimum Death Benefit (“GMDB”) Amount – The GMDB Amount will be calculated only when a death benefit becomes payable as described in the Death Benefit provision of your contract, and is determined as follows:

First, we calculate what the Death Benefit Amount would have been as of your first Contract Anniversary and each subsequent Contract Anniversary that occurs before death benefit proceeds become payable and before the oldest of the Owner or Annuitant reaches his or her [81st] birthday (each of these Contract Anniversaries is a “Milestone Date”). We then adjust the Death Benefit Amount for each Milestone Date by:

(i)	adding the aggregate amount of any Purchase Payments received by us since that Milestone Date; and

(ii)	subtracting a Pro Rata Reduction for each withdrawal that has occurred since that Milestone Date.

The highest of these adjusted Death Benefit Amounts as of the Notice Date is your GMDB Amount.

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Change of Owner - If there is a change of Owner, please refer to the Change of Owner section of the Death Benefit Amount provision of your Contract. Additionally, the GMDB Amount will be determined as follows:

1.	The Death Benefit Amount will be set equal to the Total Adjusted Purchase Payments as of the Change Date.

2.

We calculate what the Death Benefit Amount would have been on each Contract Anniversary after the Change Date and before death benefit proceeds become payable and before the oldest Owner or Annuitant reaches his or her [81st] birthday (each of these Contract Anniversaries is a “Milestone Date”).

We then adjust the Death Benefit Amount for each Milestone Date by:

(i)	adding the aggregate amount of any Purchase Payments received by us since that Milestone Date; and

(ii)	subtracting a Pro Rata Reduction for each withdrawal that has occurred since that Milestone Date.

The highest of these adjusted Death Benefit Amounts as of the Notice Date is your GMDB Amount.

A change of Owner may only be elected if the Age of any new Owner is less than or equal to the Maximum Age shown in the Rider Specifications on the Change Date.

All other terms and conditions of your Contract remain unchanged.

PACIFIC LIFE & ANNUITY COMPANY

[Chairman and Chief Executive Officer	Secretary]

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